Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 28th day of November, 2016 by and between Rapid7 LLC, a Delaware Limited Liability Company (the “Company”), and Jeffrey Kalowski (the “Executive”).

1.      Employment Term; Position. The Company and the Executive desire to enter into an employment relationship, which is expected to commence on or about January 9, 2017 and continuing in effect until terminated by either party in accordance with Section 9 of this Agreement (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason. During the Term, the Executive will serve as the Chief Financial Officer of the Company, and will have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other authorized executive. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”) or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with or create a conflict with the Executive’s performance of his or her duties to the Company.

2.      Compensation and Related Matters.

(a)    Base Salary. During the Term, the Executive’s initial annual base salary will be $350,000, subject to review and modification from time to time at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices.

(b)    Incentive Compensation. During the Term, the Executive will be eligible to be considered for annual cash incentive compensation as determined by the Compensation Committee from time to time at their sole discretion, in accordance with the terms of the Company’s bonus plan then in effect, the initial annual target of which will be equal to $200,000. Executive’s incentive compensation awards shall be earned on a pro-rata basis during the year, and shall be paid in full no later than March 15 of the following calendar year. Except as otherwise set out in Sections 4 and 5 below, Executive must be an employee on the date of payment to receive incentive compensation under this Section 2(b).

(c)    Other Benefits. During the Term, the Executive will be entitled to continue to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s right to amend, modify or terminate such plans at the Company’s sole discretion.

3.      Certain Definitions.

(a)    Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(b)    Terminating Event. A “Terminating Event” shall mean any of the events provided in this Section 3(b):

(i)    Termination by the Company. Termination by the Company of the employment of the Executive with the Company for any reason other than for Cause, death or Disability. For purposes of this Agreement, “Cause” shall mean: (I) a good faith and reasonable finding by the Board that (A) Employee has materially failed to perform his duties for the Company and, if such failure is capable of being cured, has failed to remedy such failure within 20 calendar days following written notice from the Board to Employee in reasonable detail notifying him of such failure, or (B) Employee has engaged in gross negligence, embezzlement, theft, fraud or any other material act of dishonesty, misconduct or breach of fiduciary duty (as reasonably determined by the Board) that is reasonably expected to result in harm to the Company, or Employee has engaged in the misappropriation of any funds of the Company in amount greater than $500, (II) the commission or conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to a felony (other than a felony solely as a result of a traffic violation), or (III) a material breach by Employee of any agreement with the Company, including this Agreement and the Employee (Confidentiality, Assignment, Non-competition and Non-Solicitation) Agreement dated as of the date hereof between the Employee and the Company (the “Additional Agreement”). A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(b)(i) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(ii)    Termination by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(A)    a material adverse change or diminution in the Executive’s position, responsibilities, authority or duties (for purposes of clarity, if, following the Change in Control, the Executive ceases to be the Chief Financial Officer of a publicly-traded company then a material adverse change or diminution to the Executive’s position, responsibilities, authority or duties will be deemed to have occurred hereunder);

(B)    a material diminution in the Executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(C)    a change in the geographic location at which the Executive is required to provide services to the Company of 20 or more miles from the location at which Executive provided services prior to such change (not including business travel and short-term assignments).

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. For the purposes of delivery of notice under subsection (A), an adverse change or material diminution that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such adverse change or diminution, in the aggregate, becomes material.

4.      Termination in Connection with Change in Control. In the event a Terminating Event occurs on, in anticipation of and within 90 days prior to, or within the 12 months immediately following a Change in Control (the “Change in Control Period”), subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)    all stock options and other stock-based awards with time-based vesting held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination or, if later, the date of such Change in Control;

(b)    the Company shall pay to the Executive an amount equal to 1.5 times the sum of (i) the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) the Executive’s target bonus for the fiscal year in which the Change in Control occurred;

(c)    any earned but unpaid pro-rata bonus accrued as of the Date of Termination;

(d)    if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(e)    the amounts payable under this Section 4 shall be paid out in a lump sum no later than sixty days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.      Termination Other than In Connection with a Change in Control. In the event a Terminating Event occurs at any time other than in connection with a Change in Control, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)    the Company shall pay to the Executive an amount equal to (i) one times the Executive’s annual base salary in effect immediately prior to the Terminating Event, (ii) any earned but unpaid pro-rata bonus accrued as of the Date of Termination, and (iii) the Executive’s target bonus for the fiscal year in which the Terminating Event occurred;

(b)    if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company;

(c)    6 months of stock options and other stock-based awards with time-based vesting held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Executive’s Date of Termination; and

(d)    the amounts payable under this Section 5 shall be paid out in a lump sum no later than sixty days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.      Additional Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)    If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(ii)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)    For the purposes of this Section 6, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)    The determination as to which of the alternative provisions of Section 6(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 6(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7.      Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.      Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.      Notice and Date of Termination.

(a)    Notice of Termination. The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason. During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

10.      No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 or Section 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

11.      Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for the resolution of any dispute arising under this Agreement or otherwise concerning Executive’s employment. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12.      Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled. Notwithstanding anything to the contrary contained herein, the preceding sentence shall not apply to any dispute that arises with respect Executive’s rights on termination for Good Reason in connection with a Change in Control, and the Company shall pay, as they become due, all reasonable attorneys’ fees, costs and expenses incurred by Executive in seeking to obtain, interpret or enforce such rights under this Agreement.

13.      Integration. This Agreement constitutes the entire agreement between the parties with respect to severance pay, benefits and accelerated vesting in connection with any termination of employment and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any offer letter or employment agreement relating to the Executive’s employment relationship with the Company. In the interest of clarity, any agreement relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreement shall remain in full force and effect.

14.      Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

15.      Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.      Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.      Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board.

18.      Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.      Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 6 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and Executive may receive payment under this Agreement only and not both. Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall Executive be entitled to payments or benefits pursuant to Section 4 and Section 5 of this Agreement.

20.      Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.      Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.      Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

23.      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

RAPID7 LLC

By:	/s/ Christina Luconi
Name: Christina Luconi
Title: Chief People Officer

/s/ Jeffrey Kalowski
Jeffrey Kalowski